090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
(signature)	20140422114-21
Ross Miller	Filing Date and Time
Secretary of State	06/10/2014 9:25 PM
State of Nevada	Entity Number
	C22490-1997

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Fresh Promise Foods, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

COMMON STOCK: The aggregate number of shares of common stock (the "Common Stock") authorized to be issued by this Corporation shall be increased from (475,000,000) four hundred seventy five million to (975,000,000) nine hundred seventy five million, with a par value of $0.00001 per share.

PREFERRED STOCK: The aggregate number of shares of preferred stock (the "Preferred Stock") authorized to be issued by this Corporation shall remain at (100,000,000) one hundred million, with a par value of $0.00001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100 % Board of Director approval

4. Effective date and time of filing: (optional) Date: June 10, 2014 Time: 11:00 am EST

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X (signature)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.